Exhibit 10.J1

VIAD CORP

SUMMARY OF COMPENSATION PROGRAM FOR

NON-EMPLOYEE DIRECTORS

AS OF FEBRUARY 25, 2020

Board of Directors
Annual Retainer	$65,000
Per Meeting Attendance Fee (for special meetings in excess of 8 in one calendar year)	$1,500
Annual Restricted Stock Grant[1]Value	$125,000

Independent Chairman of Board of Directors
Annual Retainer	$100,000

Audit Committee
Committee Membership Annual Retainer	$20,500
Committee Chairman Annual Retainer	$25,000

Corporate Governance and Nominating Committee
Committee Membership Annual Retainer	$5,000
Committee Chairman Annual Retainer	$15,000

Human Resources Committee
Committee Membership Annual Retainer	$10,000
Committee Chairman Annual Retainer	$20,000

Additional Benefits2

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[1]

The annual restricted stock grant occurs in February of each year and vests 100% one year from the date of the grant, in accordance with the terms and conditions of the forms of the Restricted Stock Agreement for Non-Employee Directors, effective as of February 27, 2018, pursuant to the 2017 Viad Corp Omnibus Incentive Plan, filed as Exhibit 10.1 to Viad Corp’s Form 8-K filed May 23, 2017; or the successor form of such restricted stock agreement filed thereafter.

[2]

Non-employee directors may participate in the Directors' Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax exempt status under Section 501(c)(3) of the Internal Revenue Code. Viad Corp also provides non-employee directors with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business.